EXHIBIT 4.2

BANK OF MARIN BANCORP

And

BANK OF MARIN

As Rights Agent

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

Dated as of June 17, 2016

This Amendment No. 1, dated June 17, 2016 (the “Amendment”), amends that certain Rights Agreement, dated July 2, 2007 (the “Rights Agreement”), by and between Bank of Marin Bancorp, a California corporation (the “Company”) and Bank of Marin, a California chartered bank (the “Rights Agent”). Capitalized terms used in this Amendment but not defined in this Amendment are defined as set forth in the Rights Agreement.

WHEREAS, under Section 27 of the Rights Agreement, the Company and the Rights Agent may, from time to time, supplement or amend the Rights Agreement, subject to the terms of the Rights Agreement;

WHEREAS, the parties hereto desire to change the percentage relating to an “Acquiring Person” and certain related terms from fifteen percent (15%) to ten percent (10%) of the outstanding Common Shares;

WHEREAS, pursuant to Sections 27 and 29 of the Rights Agreement, on June 17, 2016, the Board of Directors of the Company approved an amendment to the Rights Agreement to effect the amendments described herein, and has delivered a copy of the duly approved resolution in respect thereof to the Rights Agent, and the execution of this Amendment by the Company and the Rights Agent have been in all respects duly authorized and approved by the Company and the Rights Agent; and

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.    Section 1(a) of the Rights Agreement is hereby amended by deleting each reference to “15%” in such Section and replacing it with “10%”.

2.    Section 1(l) of the Rights Agreement is hereby amended by deleting the term “fifteen (15)” and replacing it with “ten (10)”.

3.    Section 1(m) of the Rights Agreement is hereby amended by deleting “15%” and replacing it with “10%”.

4.    Section 3(a) of the Rights Agreement is hereby amended by deleting “15%” and replacing it with “10%”.

5.    Section 23 of the Rights Agreement is hereby amended by deleting “15%” and replacing it with “10%”.

6.    Section 27 of the Rights Agreement is hereby amended by replacing said section in its entirety with the following:

“SECTION 27.    SUPPLEMENTS AND AMENDMENTS
The Company may from time to time supplement or amend this Agreement without the approval of any holders of Right Certificates in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or to make any other provisions with respect to the Rights which the Company may deem necessary or desirable, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent; provided, however, that from and after such time as any Person becomes an Acquiring Person, this Agreement shall not be amended in any manner which would adversely affect the interests of the holders of Rights.”

7.    Exhibits A, B, and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment. Each reference in such Exhibits to “15%” shall be replaced with “10%.”

8.    Except as expressly set forth in this Amendment all other terms of the Rights Agreement and the outstanding Rights shall remain in full force and effect.

9.    This Amendment and each Right Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of California and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

10.    This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

11.    This Amendment shall be effective as of the date first above written and all references to the Rights Agreement (including each reference to “hereof,” “hereunder,” “hereto,” “herein,” “hereby,” and each similar reference contained in the Rights Agreement, such as “this Agreement”) shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

12.    The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies in his capacity as an officer on behalf of the Company to the Rights Agent that this Amendment is in compliance with the terms of the Rights Agreement, including Section 27 thereof.

13.    By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

IN WITNESS WHEREOF, the Company and the Rights Agent have executed this Amendment effective as of the date first above written.

THE COMPANY:

BANK OF MARIN BANCORP

By:

Name: Russell A. Colombo
Title: President and Chief Executive Officer

THE RIGHTS AGENT:

BANK OF MARIN

By:

Name: Russell A. Colombo
Title: President and Chief Executive Officer